Exhibit 99.2

BIOSPECIFICS TECHNOLOGIES CORP.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues:
Net Sales	$19,089	$13,042	$36,194	$29,841
Royalties	481,197	-	856,597	2,028
Licensing fees	266,282	266,281	1,298,844	798,844
Consulting fees	70,000	70,000	210,000	354,185
Total Revenues	836,568	349,323	2,401,635	1,184,898

Costs and expenses:
Research and development	112,920	71,737	352,983	260,440
General and administrative	1,176,885	866,574	3,484,341	2,840,346
Total Cost and Expenses	1,289,805	938,311	3,837,324	3,100,786

Operating Loss	(453,237)	(588,988)	(1,435,689)	(1,915,888)

Other income (expense):
Interest income	24,140	31,511	28,685	89,314
Interest expense	-	46,979	(39)	46,528
Other, net	600	104,203	(8,863)	108,730
	24,740	182,693	19,783	244,572

Loss before benefit for income tax	(428,497)	(406,295)	(1,415,906)	(1,671,316)
Income tax benefit	46,376	192,287	-	192,287

Net loss	$(382,121)	$(214,008)	$(1,415,906)	$(1,479,029)

Basic and diluted net loss per share	$(0.06)	$(0.04)	$(0.23)	$(0.25)

Shares used in computation of basic and diluted net loss per share	6,075,758	5,976,937	6,034,301	5,803,497

BIOSPECIFICS TECHNOLOGIES CORP.
Selected Consolidated Balance Sheet Data
(unaudited)

	September 30, 2009	December 31, 2008

Cash and cash equivalents	$4,267,591	$3,494,150
Short-term investments	5,022,854	900,000
Accounts and income tax receivable	1,482,616	6,952,781
Working capital	9,157,129	9,422,245
Total assets	12,337,717	12,831,361
Long-term liabilities	4,321,154	4,660,427
Total stockholders' equity	6,394,870	6,178,539